Exhibit Q1 to Item 77.K


June 28, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by the MainStay Funds (copy attached), which we understand will be filed with the Commission, pursuant to Item 77K of Form N-SAR dated June 28, 2004. We agree with the statements concerning our Firm in such Item 77K.

Yours very truly,



/s/ PricewaterhouseCoopers LLP